EXHIBIT 10(pp)
POTASH CORPORATION OF SASKATCHEWAN INC.
AMENDMENT TO
THE
MEDIUM-TERM INCENTIVE PLAN
Effective for Performance Cycle January 1, 2006-December 31, 2008
        The Potash Corporation of Saskatchewan Inc. Medium-Term Incentive Plan (Effective for Performance Cycle January 1, 2006 — December 31, 2008) (“MTIP”) is hereby amended, effective as of January 1, 2006, as follows:
1.	Section 2.20 of the MTIP is hereby amended by adding a new sentence to the end thereof to read as follows:
With respect to an Entitled Executive who is subject to U.S. income tax (“U.S. Executive”), “Permanent Disability” or “Permanently Disabled” means that a U.S. Executive is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months. A U.S. Executive will be deemed disabled if determined to be disabled in accordance with a disability insurance program maintained by the Corporation, to the extent the determination of Permanent Disability under such program is consistent with this Section.
2.	Section 6.01 of the MTIP is hereby amended by adding the following to the end thereof:
Notwithstanding the foregoing, payment to a U.S. Executive shall occur on the sixtieth (60th) day after the Performance Cycle. Notwithstanding the foregoing, if a U.S. Executive Retires, dies or is involuntarily terminated, payment to such U.S. Executive shall be made on the sixtieth (60th) day after the date on which the U.S. Executive Retires, dies or is involuntarily terminated. If on the date of a U.S. Executive’s Retirement the U.S. Executive is a Specified Employee, payment following such Retirement will be made on the date that is six months after the date of the Executive’s Retirement, adjusted for interest at a rate to be determined by the Committee.
For purposes of this Section 6.01, the following terms have the following meanings:
     “Affiliate” means an entity whose employees, together with the employees of PCS Inc., are required, in accordance with Code Section 414(b) or (c) to be treated as employed by a single employer, except that for purposes of determining whether a Separation from Service from the Corporation has occurred, in applying Code section 1563(a)(1), (2), and (3) for purposes of Code section 414(b) or in applying Treas. Reg. §1.414(c)-2 for purposes of Code section 414(c), the language “at least 50 percent” shall be used instead of the language “at least 80 percent” each place it appears in such Code and regulations sections.
     “Code” means the Internal Revenue Code of 1986, as amended.
     “Retirement” means a U.S. Executive’s Separation from Service after attaining age 55 and completing 5 years of service.

     “Separation from Service” means any termination of employment with the Company and all Affiliates for any reason; provided, however, that no Separation from Service is deemed to occur while the Executive is on military leave, sick leave or other bona fide leave of absence that does not exceed six (6) months, or if longer, the period during which the Executive’s right to reemployment with the Company or Affiliates is provided either by statute or by contract. Whether the Executive has incurred a Separation from Service shall be determined in accordance with Code Section 409A and the IRS guidance issued thereunder (“409A Guidance”).
     “Specified Employee” means an individual who is identified as a “specified employee” (within the meaning of the 409A Guidance) in accordance with the procedures established by the Committee from time to time.
3.	In all other respect the MTIP remains unchanged.
       EXECUTED on this 24th day of December, 2008.

POTASH CORPORATION OF SASKATCHEWAN INC.
By:	/s/ Barbara Jane Irwin